INDEMNIFICATION ESCROW AGREEMENT


         THIS INDEMNIFICATION ESCROW AGREEMENT ("Escrow Agreement") is entered into effective as of May 17, 1999 ("Effective Date"), by and among (i) MOLECULAR DEVICES CORPORATION., a corporation organized and existing under the laws of State of Delaware, United States of America ("Purchaser"); (ii) HELGE SKARE AND WIEL SKARE individuals and residents of Norway (collectively, the "Principal Stockholders"); and (iii) GREATER BAY TRUST COMPANY ("Escrow Agent"), with reference to the following facts:

                                    RECITALS

         A. The Purchaser and the Selling Stockholders have entered into a Stock and Asset Purchase Agreement and related agreements dated as of May 17, 1999 (collectively, the "Stock and Asset Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase from the Selling Stockholders, and the Selling Stockholders have agreed to sell, convey, transfer, assign and deliver, 314,400 shares of the capital stock of Skatron Instruments AS, a Norwegian company, representing one hundred percent (100%) of the issued and outstanding shares of capital stock of that company.

         B. Pursuant to Section 1.2(c) of the Stock and Asset Purchase Agreement, the Purchaser has agreed to deposit with the Escrow Agent an amount (the "Escrow Amount"), to be held and applied by the Escrow Agent as provided in this Escrow Agreement, equal to Six Hundred Thousand United States Dollars (US$600,000).

         C. The parties desire that the Escrow Amount shall be held in escrow by the Escrow Agent and distributed in accordance with the provisions of this Escrow Agreement and the Stock and Asset Purchase Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

         Capitalized terms used in this Escrow Agreement without definition shall have the respective meanings given to them in the Stock and Asset Purchase Agreement.

2.       APPOINTMENT OF THE ESCROW AGENT

         The Purchaser and the Principal Stockholders hereby appoint the Escrow Agent as escrow agent hereunder on the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment on such terms and conditions.

3.       ESTABLISHMENT OF ESCROW

         3.1 Deposit of Escrow Amount. Pursuant to Section 1.2(c) of the Stock and Asset Purchase Agreement, the Purchaser is depositing the Escrow Amount with the Escrow Agent in immediately available funds. The Escrow Agent shall maintain the Escrow Amount, as it may be reduced from time to

                                       1.

time in accordance with the terms of this Agreement, in an account maintained by it (the "Escrow Account") until disbursed by the Escrow Agent in accordance with the terms of this Agreement.

         3.2 Acceptance of Appointment. The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Amount pursuant to the terms and conditions hereof.

4.       INVESTMENT OF FUNDS

         Except as the Purchaser and the Principal Stockholders may from time to time jointly instruct the Escrow Agent in writing, the Escrow Amount shall be invested from time to time, to the extent possible, in an interest bearing investment account approved by the Purchasers and the Principal Stockholders with the Escrow Agent, until disbursement of the entire Escrow Amount. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Amount consisting of investments to provide for payments required to be made under this Escrow Agreement. All profit derived from any investment of any part of the Escrow Amount, together with all interest earned on the Escrow Amount, shall be included within the definition of the term "Escrow Amount" for purposes of this Escrow Agreement.

5.       RETENTION OF ESCROW AMOUNT

         The Escrow Agent shall hold the Escrow Amount in escrow to secure the obligations of the Principal Stockholders set forth in the Stock and Asset Purchase Agreement and shall release the Escrow Amount, and any part thereof, only in accordance with the provisions of this Escrow Agreement.

6.       NOTICE  AND  PAYMENT  OF CLAIMS:  RETENTION  AND  RELEASE OF AMOUNTS IN
         ESCROW

         6.1 Purchaser's Notice. At any time during the period commencing on the date hereof and ending six (6) months thereafter (the "Holdback Period"), the Purchasers may deliver a notice signed by an officer of the Purchaser (a "Notice") to the Principal Stockholders and the Escrow Agent (i) stating that the Principal Stockholders are obligated to make a payment to the Purchaser pursuant to Section 5 of the Stock and Asset Purchase Agreement in respect of any loss, damage, deficiency, liability or obligation included within the definition of "Damages" or otherwise the subject of Section 5 of the Stock and Asset Purchase Agreement (each, a "Damage"), and identifying which of those Sections gives rise to the Principal Stockholders' obligation; (ii) specifying in reasonable detail the nature, the underlying facts, and, to the extent determinable at the time of such Notice, the dollar amount or a good faith approximation thereof; together with the Purchaser's calculations with respect thereto (a "Claim Amount") of any claim for indemnification (a "Claim") it may have under Section 5 of the Stock and Asset Purchase Agreement; and (iii) confirming that such Claim is not subject to the limitations on the Principal Stockholders' indemnification obligations set forth in Section 5.3 of the Stock and Asset Purchase Agreement. The Purchasers may make more than one claim with respect to any underlying state of facts, but shall only be entitled to a single recovery in respect of any single Damage or amount which is the subject of
Section 5 of the Stock and Asset Purchase Agreement. The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Stock and Asset Purchase Agreement.

         6.2 Principal Stockholders' Counter Notice. Within ninety (90) days of receipt of a Notice, the Principal Stockholders may deliver to the Purchasers and to the Escrow Agent a notice (a "Counter Notice") signed by each Principal Stockholder delivering such Counter Notice (i) setting forth their acquiescence to or rejection of the Claim in its totality, or of their partial acceptance of the Claim; (ii) specifying that part of the Claim to which acquiescence is made and that part which is rejected; (iii) as to each part of the Claim which is rejected, specifying whether the Principal Stockholders reject their

                                       2.

obligation to indemnify the Purchasers in respect thereof, whether the Principal Stockholders accept their obligation to indemnify the Purchasers in respect thereof but reject the amount of the Claim or both; provided, however, that if the Principal Stockholders have waived their right to dispute their obligation to indemnify the Purchasers in respect of any Claim under the terms of the Stock and Asset Purchase Agreement, they shall not have the right to reject any Claim on the basis of any such asserted waiver; and (iv) setting forth in reasonable detail the nature of and the facts underlying their rejection of any part of the Claim.

         6.3 Accepted Claims. Any Claim or portion of any Claim which is not disputed in a Counter Notice timely delivered by the Principal Stockholders shall be referred to as "Accepted." Failure by the Principal Stockholders timely to deliver a Counter Notice in response to any Notice shall be deemed to be an acceptance of the validity of the Claim set forth in such Notice and a waiver of any right to contest the validity or amount of such Claim, and the amount of the entire Claim shall be deemed "Accepted."

         6.4 Unresolved Claims. Any Claim or portion of a Claim which is disputed in a Counter Notice shall be resolved in accordance with Section 7, and, pending such resolution, shall be referred to as "Unresolved." The entire amount of any Claim shall be deemed "Unresolved" between the date of the Notice setting forth such Claim, and (i) the date on which a Counter Notice is delivered in respect of such Claim, and (ii) the last date on which a Counter Notice may be delivered in respect of such Claim under Section 6.2, whichever is earlier.

         6.5 Retention of Escrow Amount. Except as set forth in Section 6.6, the Escrow Agent shall retain a portion of the Escrow Amount sufficient to pay the amount of all Unresolved Claims.

         6.6 Release of Escrow Amounts. The Escrow Agent shall: (i) pay to the Purchasers, on the ninety-fifth (95th) day after receipt of any Notice, the Accepted amount of the Claim set forth in such Notice; (ii) make such payments to the Purchasers or the Principal Stockholders as required under Section 7; and
(iii) release to the Principal Stockholders at the termination of the Holdback Period the Escrow Amount, if any, in excess of the aggregate amount of any Claims which are then Unresolved.

7.       UNRESOLVED CLAIMS

         The Escrow Agent shall not pay any amounts in respect of any Claim or portion thereof which is Unresolved except in accordance with the following:

         7.1 Joint or Counterpart Instructions for Payment of Unresolved Claims. If the Purchasers and the Principal Stockholders resolve their differences by negotiation as to the portion of any Claim which is Unresolved, they shall deliver joint or counterpart instructions to the Escrow Agent setting forth the agreement between them. The Escrow Agent shall be entitled to rely on any such joint or counterpart instructions and shall promptly pay amounts to the Purchasers or to the Principal Stockholders as set forth in the joint or counterpart instructions.

         7.2 Arbitral or Judicial Decision with Respect to Unresolved Claims. If the Purchasers and the Principal Stockholders are not able to resolve their differences as to the portion of any Claim which is Unresolved within fifteen
(15) days of receipt by the Purchasers of the Counter Notice identifying such Unresolved Claim amount, either of the Purchasers or the Principal Stockholders may initiate arbitration to resolve those differences under Section 13. The Escrow Agent shall pay amounts in respect of any such Unresolved Claim only upon receipt of (i) joint or counterpart instructions setting forth an agreement between the Purchasers and the Principal Stockholders with respect to the payment of such Unresolved Claim or part thereof, or (ii) an arbitration decision or a final non-appealable judgment or court order presented by the Purchasers or the Principal Stockholders stating whether the Principal

                                       3.

Stockholders have an obligation to indemnify the Purchasers and specifying the dollar amount of such indemnity obligation. The Escrow Agent shall promptly provide written notice to the non-presenting party of such arbitration decision or court judgment or order upon receipt thereof, and five (5) Business Days thereafter shall pay amounts to the Purchasers or to the Principal Stockholders as set forth in the arbitration decision or final non-appealable judgment or court order, unless otherwise enjoined from so doing. Any arbitration decision or court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the arbitration decision or order is final and non-appealable. The Escrow Agent shall act on such arbitration decision or court order and legal opinion as provided herein without further question.

8.       TERMINATION OF ESCROW

         This Escrow Agreement shall terminate when the entire Escrow Amount has been distributed in accordance with the provisions of this Escrow Agreement.

9.       DUTIES OF THE ESCROW AGENT

         9.1 The Escrow Agent shall not be under any duty to give the Escrow Amount held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

         9.2 The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally as to 50% each indemnify and hold harmless the Escrow Agent (and any successor to the Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Amount, or any loss of interest incident to any such delays.

         9.3 The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

         9.4 The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to t. his Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

         9.5 The Escrow Agent does not have any interest in the Escrow Amount deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from the Escrow Amount shall be subject to withholding regulations then in force with respect to United States

                                       4.

Taxes. The parties hereto will provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification or Forms W-8 for foreign status certification. This Section 9.5 and Section 9.2 shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

         9.6 The Escrow Agent (and any successor to the Escrow Agent) may at any time resign as such by delivering the Escrow Amount to any successor to the Escrow Agent jointly designated by the other parties hereto in writing, or to any court, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor escrow agent (which may include a court of law) or
(ii) the day which is sixty (60) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Amount until receipt of a designation of successor escrow agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of law.

         9.7 In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Amount, or any portion thereof, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain such portion of the Escrow Amount corresponding to such adverse claims or as to which it is in doubt as to what action it should take (the "Amount in Question") until it has received (i) joint or counterpart instructions setting forth an agreement between the Purchasers and the Principal Stockholders with respect to the disposition of the Amount in Question, or (ii) an arbitration decision or a final non-appealable judgment or court order presented by the Purchasers or the Principal Stockholders setting forth the disposition of the Amount in Question. The Escrow Agent shall promptly provide written notice to the non-presenting party of any arbitration decision or final non-appealable judgment or court order upon receipt thereof, and five (5) Business Days thereafter shall pay amounts to the Purchasers or to the Principal Stockholders as set forth in the arbitration decision or final non-appealable judgment or court order, unless otherwise enjoined from so doing. Any arbitration decision or court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the arbitration decision or order is final and non-appealable. The Escrow Agent shall act on such arbitration decision or court order and legal opinion as provided herein without further question.

         9.8 The Escrow Agent's fees and expenses for acting as the Escrow Agent hereunder are set forth in Schedule A hereto. Except as may be provided elsewhere in this Escrow Agreement, the Escrow Agent's fees and expenses shall be shared equally by the Purchasers and the Principal Stockholders.

         9.9 Except as required by law, no printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions the Escrow Agent's name or the rights, powers, or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless the Escrow Agent shall first have given its specific written consent thereto.

10.      LIMITED RESPONSIBILITY

         This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement.

                                       5.

11.      OWNERSHIP FOR TAX PURPOSES

         The Principal Stockholders and the Purchasers agree that, for purposes of any Taxes based on income, the Principal Stockholders shall be treated as the owner of the Escrow Amount, and that the Principal Stockholders will report all income, if any, that is earned on, or derived from, the Escrow Amount as income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

12.      NOTICES

         All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly delivered (i) if delivered personally overnight, including by reputable international courier service five (5) Business Days after delivery to the courier or, if earlier, upon delivery against a signed receipt therefor or (ii) upon transmission by facsimile or telecopier, which transmission is confirmed, in either case addressed to the party to be notified at the address set forth below or at such other address as such party shall have notified the other Party hereto, by notice given in conformity with this Section 12.

        if to the Purchasers:             Molecular Devices Corporation
                                          1311 Orleans Drive
                                          Sunnyvale, CA 94089
                                          Attn: President
                                          Facsimile: 408-747-3601

        with required copies to:          Cooley Godward llp
                                          Five Palo Alto Square
                                          3000 El Camino Real
                                          Palo Alto, CA  94306-2155
                                          Attention:  Thomas M. Shoesmith
                                          Facsimile: 650-857-0663

        if to the Principal Stockholders: Helge Skare
                                          Weil Skare
                                          Tord Pedersens gt 38
                                          3014 Drammen
                                          Norway

        with required copies to:          Wilson Sonsini Goodrich & Rosati, P.C.
                                          650 Page Mill Road
                                          Palo Alto, CA 94306
                                          Attn: Roger E. George
                                          Facsimile:  650-845-5000

        if to the Escrow Agent:           Greater Bay Trust Company
                                          P.O. Box 1740
                                          Palo Alto, CA 94302
                                          Attn: Anna Paiva
                                          Fax: 650-473-1326

                                       6.

13.      DISPUTE RESOLUTION AND ARBITRATION

         Any dispute, controversy or claim between the Purchaser and the Principal Stockholders arising out of or relating to this Escrow Agreement or the performance, breach or termination thereof will be settled in accordance with the process described in Sections 6.3 and 6.4 of the Stock and Asset Purchase Agreement.

14.      JURISDICTION; SERVICE OF PROCESS

         This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Subject to the provisions of Section 13, any dispute between the parties connected with this Agreement shall be submitted to the sole jurisdiction of the courts of the State of California, County of Santa Clara, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California. Each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

15.      COUNTERPARTS

         This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of, which, when taken together, will be deemed to constitute one and the same.

16.      SECTION HEADINGS

         The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

17.      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of, such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of, the claim or right unless in writing signed by the other party;
(ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of, the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

18.      EXCLUSIVE AGREEMENT AND MODIFICATION; NONASSIGNABILITY

         This Escrow Agreement, together with the Stock and Asset Purchase Agreement, supersedes all prior agreements among the parties with respect to the subject matter thereof and those agreements constitute (along with the documents referred to therein), a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Escrow Agreement may not

                                       7.

be amended except by a written agreement executed by the Purchasers, the Principal Stockholders and the Escrow Agent. This Escrow Agreement may not be assigned by any of the Purchasers or the Principal Stockholders, except by will, the laws of intestacy, or by other operation of law.

19.      SUCCESSORS AND ASSIGNS

         The provisions of this Escrow Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



MOLECULAR DEVICES CORPORATION:               THE PRINCIPAL STOCKHOLDERS:


By:  /s/ Joseph D. Keegan                    By:      /s/Helge Skare
Its:     Chief Executive Officer                 -------------------------------
                                                      Helge Skare


                                             By:      /s/Wiel Skare
                                                 -------------------------------
                                                      Wiel Skare


ESCROW AGENT:

Greater Bay Trust Co.



By:  /s/Anna Paiva
   ------------------------------------
Its: Vice President and Trust Officer


              [SIGNATURE PAGE TO INDEMNIFICATION ESCROW AGREEMENT]

                                       8.

                                  SCHEDULE "A"


                        Schedule of Fees of Escrow Agent


Annual Fee:                         $2,500.00


Fee per disbursement:               $   25.00


Note: additional fees may be required in the event of unusual occurrences or requests for assistance on the part of Greater Bay Trust Company.

                                       9.